Exhibit 10.8

OFFICE LEASE AGREEMENT

Short Form Lease

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 25th day of June, 2004, by and between SAN FELIPE PLAZA LTD, a Texas limited partnership (“Landlord”) and REWARDS NETWORK ESTABLISHMENT SERVICES INC., a Delaware corporation (“Tenant”). Pursuant to the terms of this Lease, Landlord agrees to lease the Premises (hereinafter defined) to Tenant and Tenant agrees to lease the Premises from Landlord. The Lease includes the following exhibits and attachments: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Additional Provisions), and Exhibit F (State Law Rider).

1. Basic Lease Information

1.01 “Building” shall mean the building located at 5847 San Felipe, Houston, Texas 77057, commonly known as San Felipe Plaza. “Rentable Square Footage of the Building” is deemed to be 959,466 square feet. “Property” shall mean the Building and the parcel(s) of land on which it is located. “Common Areas” shall mean the portion of the Building and Property that are designated by Landlord for the common use of tenants and others.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the 16th floor and known as suite 1675. The “Rentable Square Footage of the Premises” is deemed to be 827 square feet.

1.03 “Base Rent”:

Period or Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
July 1, 2004 – June 30, 2009	$20.00	$1,378.33

1.04 “Tenant’s Pro Rata Share”: 0.0862%. Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance Exhibit B of this Lease

1.05 “Base Year” for Taxes: 2004; “Base Year” for Expenses: 2004.

1.06 “Term”: A period of 60 months. The Term shall commence on July 1, 2004 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on June 30, 2009 (the “Termination Date”).

1.07 “Security Deposit”: $1,378.33.

1.08 “Broker(s)”: None.

1.09 “Permitted Use”: General office use.

1.10 “Notice Addresses”:

Landlord:	Tenant:
San Felipe Plaza, Ltd. c/o Equity Office Management, L.L.C. 5847 San Felipe Suite 950 Houston, Texas 77057 Attn: Property Manager	Rewards Network Establishment Services Inc. Two North Riverside Plaza, Suite 950 Chicago, Illinois 60606 Attention: General Counsel

A copy of any notices to Landlord shall be sent to Equity Office, Two North Riverside Plaza, Suite 2100, Chicago, IL, 60606, Attn: Houston Region.

2. Possession.

2.01 Intentionally deleted.

2.02 The Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. Landlord shall not be liable for any failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party. In such event, the commencement date for such space shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party.

3. Rent. Tenant shall pay Landlord, without any setoff or deduction all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord provided that the installment of Base Rent and Additional Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. Rent shall be made payable to the entity and sent to the address Landlord designates. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent. In addition, past due Rent shall accrue interest at 9% per annum. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4. Compliance with Laws; Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity (“Laws”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant shall comply with the rules and regulations of the Building attached as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time.

5. Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 17) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 24. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

6. Building Services. Landlord shall furnish Tenant with the following services: (a) water service for use in the base building lavatories; (b) customary heat and air conditioning in season during standard Building service hours. Tenant shall have the right to receive HVAC service during hours other than standard service hours by paying Landlord’s then standard charge for additional HVAC service and providing such reasonable prior notice as is specified by Landlord; (c) standard janitor service; (d) Elevator service; and (e) Electricity. Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (i) through inclusion in Expenses (except as provided for excess usage); (ii) by a separate charge payable by Tenant to Landlord; or (iii) by separate charge billed by the applicable utility company. Tenant’s use of electrical service shall not exceed the standard usage for the Building. Landlord’s failure to furnish, or any interruption, diminishment or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 25.03) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.

7. Leasehold Improvements. All improvements in and to in the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any electronic, phone and data cabling and related equipment (collectively, “Cable”) installed by or for the benefit of Tenant and any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are not standard office improvements and are of a nature that would require material removal and repair costs (collectively referred to as “Required Removables”).

8. Repairs and Alterations.

8.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Landlord shall perform all maintenance and repairs upon the: (a) structural elements of the Building; (b) mechanical, electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building.

8.02 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld. In order to obtain such approvals, Tenant shall furnish Landlord with plans and specifications; names of contractors acceptable to Landlord; required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations equal to 10% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for Alterations, completion affidavits and full and final waivers of lien.

9. Entry by Landlord. Landlord may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions and to perform or facilitate maintenance, repairs, alterations or additions to any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

10. Assignment and Subletting. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not exercise its recapture rights. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Within 15 Business Days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the

Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, the Lease shall automatically be amended to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any requested Transfer. Tenant shall pay Landlord as Additional Rent 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property or Premises in connection with any work purportedly done by or for the benefit of Tenant or its transferees. Tenant shall, within 10 days of notice from Landlord, fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

12. Indemnity and Waiver of Claims. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) acts of God, (b) acts of third parties, (c) except to the extent caused by the negligence or willful misconduct of Landlord, the bursting or leaking of any tank, water closet, drain or other pipe; (d) except to the extent caused by the negligence or willful misconduct of Landlord, the inadequacy or failure of any security services, personnel or equipment. or (e) any matter outside of the reasonable control of Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

13. Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000.00; (b) Property Insurance written on an All Risk or Special Perils form, with coverage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance as required by Law and in amounts as may be required by applicable statute and Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Landlord (or its successors and assignees), the managing agent for the Building (or any successor), Equity Office Properties Trust, EOP Operating Limited Partnership and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

14. Subrogation. Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

15. Casualty Damage. Landlord, by notice to Tenant within 60 days of the date of the fire or other casualty (a “Casualty”), shall have the right to terminate this Lease if all or any part of the Premises is damaged to the extent that it cannot reasonably be repaired within 120 days after the date of the Casualty. If this Lease is not terminated, Landlord shall promptly and diligently, restore the Premises. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

16. Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord.

17. Events of Default. Each of the following occurrences shall be considered to be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Law (“Monetary Default”); or (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by Law, provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant commences to cure within 10 days and Tenant diligently pursues the cure to completion.

18. Remedies.

18.01 Upon Default, Landlord shall have the right to terminate this Lease or Tenant’s right to possession, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with Law, enter upon and take possession of the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant. Landlord may collect and receive all rents and other income from the reletting. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any rent.

18.02 In lieu of calculating damages under Sections 18.01 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be non-exclusive, cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

19. Limitation of Liability.

THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN SECTION 22 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 22 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

20. Relocation. Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to space of reasonably comparable size and utility (“Relocation Space”) within the Building or adjacent buildings within the same project upon 60 days’ prior written notice to Tenant. From and after the date of the relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved and the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space.

21. Holding Over. If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.

22. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but upon request from the holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant shall, without charge, attorn to any successor to Landlord’s interest in the Lease. Tenant shall, within 10 days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord.

23. Notice. All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

24. Surrender of Premises. At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property and any designated Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination, Landlord, at Tenant’s sole cost and expense, shall be entitled to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord. If Tenant fails to remove any of the designated Required Removables by the Termination Date or perform related repairs in a timely manner, Landlord may perform such work at Tenant’s expense.

25. Miscellaneous.

25.01 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.

25.02 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). Force Majeure shall not include financial difficulties of the party required to perform.

25.03 Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Property or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

25.04 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease.

25.05 The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.06 Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

25.07 This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located.

25.08 Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

SAN FELIPE PLAZA, LTD., a Texas limited partnership

By:	TX-San Felipe GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ Brad Fricks
		Name:	Brad Fricks
		Title:	Vice President – Leasing

TENANT:

REWARDS NETWORK ESTABLISHMENT SERVICES INC., a Delaware corporation

By:	/s/ Kenneth R. Posner
Name:	Kenneth R. Posner
Title:	Senior Vice President and CFO

13-3698905
Tenant’s Tax ID Number (SSN or FEIN)